Exhibit 99.1

ST. LOUIS--(BUSINESS WIRE)--March 16, 2007--Centene Corporation (NYSE: CNC) today announced it priced $175 million aggregate principal amount of its 7 1/4% Senior Notes due 2014 in a private placement primarily pursuant to Rule 144A under the Securities Act of 1933 (the "Securities Act"). The offering is expected to close on or about March 22, 2007. The issuance of the notes will be subject to customary closing conditions. The Company will use a portion of the net proceeds from the offering to refinance approximately $150 million of its existing indebtedness which is currently outstanding under its revolving credit facility. Any additional proceeds will be used for general corporate purposes.

The notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act and outside the United States to non-United States persons in compliance with Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

This press release contains certain forward-looking statements, including without limitation, statements regarding the completion of the offering, the timing of the closing of the offering, and the use of proceeds from the offering. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially, including general market conditions. The Company's reports to the SEC contain additional information relating to additional factors that could cause actual results to differ from these forward-looking statements. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

About Centene Corporation

Centene Corporation is a leading multi-line healthcare enterprise that provides programs and related services to individuals receiving benefits under Medicaid, including Supplemental Security Income (SSI) and the State Children's Health Insurance Program (SCHIP). The Company operates health plans in Georgia, Indiana, New Jersey, Ohio, Texas and Wisconsin. In addition, the Company contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, disease management, long-term care, managed vision, nurse triage, pharmacy benefit management and treatment compliance. Information regarding Centene is available via the Internet at www.centene.com.

CONTACT:
Centene Corporation
J. Per Brodin, 314-725-4477
Chief Financial Officer
or
Lisa M. Wilson, 212-759-3929
Senior Vice President, Investor Relations
SOURCE: Centene Corporation